Citrus Corp. and Subsidiaries
Consolidated Financial Statements
Years ended December 31, 2011, 2010 and 2009
with Report of Independent Registered Public Accounting Firm

1

CITRUS CORP. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS

Table of Contents

Page

Report of Independent Registered Public Accounting Firm	F-2

Audited Consolidated Financial Statements
Consolidated Balance Sheets	F-3
Consolidated Statements of Income	F-4
Consolidated Statements of Stockholders' Equity	F-5
Consolidated Statements of Cash Flows	F-6
Notes to Consolidated Financial Statements	F-7 - F-28

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Citrus Corp.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of comprehensive income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Citrus Corp. and subsidiaries (the "Company") at December 31, 2011 and December 31, 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
February 24, 2012

CITRUS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
	(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$22,746	$39,018
Accounts receivable, billed and unbilled,
less allowances of $17 and $17, respectively	64,421	49,985
Income tax asset (Note 10)	84,889	—
Deferred tax asset (Note 10)	58,056	—
Materials and supplies	19,278	14,737
Other	11,140	3,368
Total current assets	260,530	107,108

Property, plant and equipment (Note 11)
Plant in service	7,510,640	4,854,917
Construction work in progress	48,447	2,217,174
	7,559,087	7,072,091
Less accumulated depreciation and amortization	1,799,172	1,667,360
Net property, plant and equipment	5,759,915	5,404,731

Other assets
Unamortized debt expense	16,249	19,070
Regulatory assets (Note 12)	32,729	21,725
Other	5,737	8,057
Total other assets	54,715	48,852

Total assets	$6,075,160	$5,560,691

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Current portion of long-term debt - notes	$271,480	$21,500
Current portion of long-term debt - revolvers	415,000	—
Accounts payable - trade and other	38,915	31,703
Accounts payable - affiliates	11,219	11,260
Accrued interest	45,410	45,637
Capital accruals	28,354	133,002
Provision for rate refunds (Note 4)	—	30,837
Other	37,127	43,013
Total current liabilities	847,505	316,952

Deferred credits
Accumulated deferred income taxes, net (Note 10)	1,152,727	895,279
Regulatory liabilities (Note 13)	12,822	9,363
Other (Note 13)	17,872	16,558
Total deferred credits	1,183,421	921,200

Long-term debt (Note 8)	2,052,413	2,591,150
Stockholder promissory notes (Note 8)	74,000	—
Commitments and contingencies (Note 14)

Stockholders' Equity
Common stock, $1 par value; 1,000 shares authorized, issued and outstanding	1	1
Additional paid-in capital	834,271	834,271
Accumulated other comprehensive loss	(4,428)	(5,480)
Retained earnings	1,087,977	902,597
Total stockholders' equity	1,917,821	1,731,389

Total liabilities and stockholders' equity	$6,075,160	$5,560,691
The accompanying notes are an integral part of these consolidated financial statements.

CITRUS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2011	2010	2009
		(In thousands)
Operating revenues
Transportation of natural gas (Note 4)	$693,626	$517,158	$508,416

Total operating revenues	693,626	517,158	508,416

Operating expenses
Operations and maintenance	79,864	64,655	53,714
Operations and maintenance - affiliates (Note 5)	45,004	39,495	37,671
Depreciation and amortization	139,083	107,270	110,384
Taxes, other than on income	37,968	35,949	34,750

Total operating expenses	301,919	247,369	236,519

Operating income	391,707	269,789	271,897

Other income (expense)
Interest expense and related charges, net	(156,213)	(116,417)	(118,806)
Other, net	60,744	139,920	55,021

Total other income (expense), net	(95,469)	23,503	(63,785)

Income before income taxes	296,238	293,292	208,112

Income taxes (Note 10)	110,858	112,365	78,429
Net income	$185,380	$180,927	$129,683

The accompanying notes are an integral part of these consolidated financial statements.

CITRUS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Years Ended December 31,
	2011	2010	2009
		(In thousands)
Common stock
Balance, beginning and end of period	$1	$1	$1

Additional paid-in capital
Balance, beginning of period	834,271	634,271	634,271
Equity contributions (Note 5)	—	200,000	—
Balance, end of period	834,271	834,271	634,271

Accumulated other comprehensive loss
Balance, beginning of period	(5,480)	(8,248)	(5,246)
Net change in other comprehensive income
(loss) (Note 7)	1,052	2,768	(3,002)
Balance, end of period	(4,428)	(5,480)	(8,248)

Retained earnings
Balance, beginning of period	902,597	721,670	591,987
Net income	185,380	180,927	129,683
Balance, end of period	1,087,977	902,597	721,670

Total stockholders' equity	$1,917,821	$1,731,389	$1,347,694

The accompanying notes are an integral part of these consolidated financial statements.

CITRUS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2011	2010	2009
		(In thousands)
Cash flows provided by (used in) operating activities
Net income	$185,380	$180,927	$129,683
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	139,083	107,270	110,384
Deferred income taxes	196,738	60,602	36,216
Allowance for equity funds used during construction	(37,278)	(86,153)	(37,060)
Allowance for equity funds used during construction - tax gross up	(23,054)	(53,268)	(22,990)
Other	5,438	4,939	5,862
Changes in operating assets and liabilities:
Accounts receivable	(14,436)	(8,983)	(694)
Accounts payable	7,171	(2,273)	2,992
Accrued provision for rate refunds	(30,837)	30,837	—
Accrued interest	(226)	16,257	8,462
Accrued current taxes	(97,649)	1,104	14,150
Other current assets and liabilities	(4,349)	(4,238)	(1,301)
Other long-term assets and liabilities	(4,276)	(6,512)	3,938
Net cash flows provided by operating activities	321,705	240,509	249,642

Cash flows provided by (used in) investing activities
Capital expenditures	(575,255)	(1,545,526)	(455,064)
Allowance for equity funds used during construction	37,278	86,153	37,060
Net cash flows used in investing activities	(537,977)	(1,459,373)	(418,004)

Cash flows provided by (used in) financing activities
Issuance of long-term debt	—	850,000	600,000
Issuance costs of debt	—	(6,988)	(5,964)
Premium for redemption of debt	—	(6,519)	—
Equity contribution	—	200,000	—
Repayment of long-term debt obligations	(21,500)	(346,500)	(51,500)
Net change in revolving credit facilities	147,500	262,292	(79,375)
Interest rate hedge - settlement	—	—	(9,234)
Stockholder promissory notes
Borrowings	144,000	—	—
Payments	(70,000)	—	—
Net cash flows provided by financing activities	200,000	952,285	453,927
Change in cash and cash equivalents	(16,272)	(266,579)	285,565
Cash and cash equivalents at beginning of period	39,018	305,597	20,032

Cash and cash equivalents at end of period	$22,746	$39,018	$305,597

Cash paid for interest, net of amounts capitalized	$168,363	$145,473	$118,569
Cash paid for income taxes, net of refunds	$3,505	$52,955	$36,311

The accompanying notes are an integral part of these consolidated financial statements.

CITRUS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Corporate Structure
Citrus Corp. (Citrus), a holding company formed in 1986, owns 100 percent of the membership interest in Florida Gas Transmission Company, LLC (Florida Gas), and 100 percent of the stock of Citrus Energy Services, Inc. (CESI) (collectively, the Company).  At December 31, 2011, the stock of Citrus was owned 50 percent by El Paso Citrus Holdings, Inc. (EPCH), a wholly-owned subsidiary of El Paso Corporation (El Paso), and 50 percent by CrossCountry Citrus, LLC (CCC), a wholly-owned subsidiary of CrossCountry Energy, LLC (CrossCountry) an indirect subsidiary of Southern Union Company (Southern Union).
Florida Gas, an open-access interstate natural gas pipeline extending from south Texas through the Gulf Coast region of the United States to south Florida, is engaged in the interstate transmission of natural gas and is subject to the jurisdiction of the Federal Energy Regulatory Commission (FERC).  Florida Gas’ pipeline system primarily receives natural gas from producing basins along the Louisiana and Texas Gulf Coast, Mobile Bay and offshore Gulf of Mexico, and transports natural gas to the Florida market.
See Note 3 – Proposed Transfer of Southern Union’s Equity Interest in Citrus and Related Litigation for information related to Southern Union’s intent to merge with Energy Transfer Equity, L.P. (ETE).
The Company evaluated subsequent events through February 24, 2012, the date on which these financial statements were issued.
2.  Summary of Significant Accounting Policies and Other Matters
Basis of Presentation.  The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).
Principles of Consolidation. The consolidated financial statements include the accounts of Citrus and its wholly-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.
Use of Estimates.  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.
Regulatory Accounting.  The Company is subject to regulation by certain state and federal authorities.  The Company’s accounting policies conform to authoritative guidance that is in accordance with the accounting requirements and ratemaking practices of the regulatory authorities.  These accounting policies allow the Company to defer expenses and revenues on the balance sheet as regulatory assets and liabilities when it is probable that those expenses and revenues will be allowed in the ratemaking process in a period different from the period in which they would have been reflected in the Consolidated Statement of Income by an unregulated company.  These deferred assets and liabilities then flow through the results of operations in the period in which the same amounts are included in rates and recovered from or refunded to customers.  Certain allowable regulatory deferrals of phase-in costs are prohibited under GAAP.  As a consequence, certain phase-in costs of Florida Gas’ Phase III expansion are not deferred for GAAP-basis reporting but are deferred for future recovery for ratemaking purposes.
Management’s assessment of the probability of recovery or pass through of regulatory assets and liabilities requires judgment and interpretation of laws and regulatory commission orders.  If, for any reason, the Company ceases to meet the criteria for application of regulatory accounting treatment for all or part of its operations, the regulatory assets and liabilities related to those portions ceasing to meet such criteria would be eliminated from the Consolidated Balance Sheet and included in the Consolidated Statement of Income for the period in which the discontinuance of regulatory accounting treatment occurs. See Note 12 – Regulatory Assets and Note 13 – Deferred Credits.

CITRUS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Property, Plant and Equipment.
Additions.  Ongoing additions of property, plant and equipment are stated at cost.  Florida Gas capitalizes all construction-related direct labor and material costs, as well as indirect construction costs.  Such indirect construction costs primarily include labor and related costs of departments associated with supporting construction activities, which are largely based upon results of periodic time studies or management reviews of time allocations, which provide an estimate of time spent supporting construction projects.  The cost of replacements and betterments that extend the useful life of property, plant and equipment is also capitalized.  The cost of repairs and replacements of minor property, plant and equipment items is charged to expense as incurred.
Retirements. When ordinary retirements of property, plant and equipment occur, the original cost less salvage value is removed by a charge to accumulated depreciation and amortization, with no gain or loss recorded.  When entire regulated operating units of property, plant and equipment are retired or sold, the original cost less salvage value and related accumulated depreciation and amortization accounts are removed, with any resulting gain or loss recorded in earnings.
Depreciation.  The Company amortized that portion of its investment in Florida Gas property which is in excess of historical cost (acquisition adjustment) on a straight-line basis at an annual composite rate of 1.6 percent based upon the estimated useful life of the pipeline system.
Florida Gas computed depreciation expense using the straight-line method at an annual composite rate of 2.21 percent, 2.57 percent and 2.78 percent for the years ended December 31, 2011, 2010 and 2009, respectively.  The depreciation rates decreased effective April 1, 2010 based on the settlement of Florida Gas’ rate case; see Note 4 – Regulatory Matters for additional information.
Allowance for Funds Used During Construction (AFUDC).  The recognition of AFUDC is a utility accounting practice with calculations under guidelines prescribed by the FERC and capitalized as part of the cost of utility plant.  It represents the cost of capital invested in construction work-in-progress.  AFUDC has been segregated into two component parts – borrowed funds and equity funds.  The allowance for borrowed funds, which is included in the accompanying Statements of Income as a reduction in Interest expense, totaled $18.1 million, $50.5 million and $13.2 million for the years ended December 31, 2011, 2010 and 2009, respectively. The allowance for equity funds used during construction, including related amounts to gross up equity AFUDC to a before tax basis, totaled $60.3 million, $139.4 million and $60.1 million for the years ended December 31, 2011, 2010 and 2009, respectively.  AFUDC equity funds are included in Other income in the accompanying Statements of Income.
Asset Impairment. An impairment loss is recognized when the carrying amount of a long-lived asset used in operations is not recoverable and exceeds its fair value.  The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  A long-lived asset is tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable.
Cash and Cash Equivalents.  Cash equivalents consist of highly liquid investments, which are readily convertible into cash and have original maturities of three months or less.
Accounts Receivable and Allowance for Doubtful Accounts.  The Company manages trade credit risks to minimize exposure to uncollectible trade receivables.  Prospective and existing customers are reviewed for creditworthiness based upon pre-established standards.  Customers that do not meet minimum standards are required to provide additional credit support.  The Company considers many factors including historical customer collection experience, general and specific economic trends and known specific issues related to individual customers, sectors, and transactions that might impact collectability.  Increases in the allowance are recorded as a component of operating expenses.  Reductions in the allowance are recorded when receivables are written off or subsequently collected.  Past due receivable balances are written-off when the Company’s efforts have been unsuccessful in collecting the amount due.  Unrecovered accounts receivable charged against the allowance for doubtful accounts were nil for each of the years ended December 31, 2011, 2010 and 2009, respectively.

CITRUS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents the relative contribution to the Company’s total operating revenue of each customer that comprised at least ten percent of its operating revenues for the periods presented. Revenues from individual third party and affiliate customers exceeding 10 percent of total revenues were approximately 59 percent, 53 percent and 54 percent of total revenue for the years ended December 31, 2011, 2010 and 2009, respectively.

	Years Ended December 31,
	2011	2010	2009
	(In thousands)
NextEra Energy, Inc. (1)	$320,312	$209,385	$199,217
TECO Energy	88,343	79,228	73,430
The Company had the following transportation receivables from these customers at the dates indicated:

	December 31,
	2011	2010
	(In thousands)
NextEra Energy, Inc. (1)	$29,060	$16,881
TECO Energy	7,070	5,969
(1) Formerly referred to as Florida Power & Light Company
The Company has a concentration of customers in the electric and natural gas utility industries.  These concentrations of customers may impact the Company's overall exposure to credit risk, either positively or negatively, in that the customers may be similarly affected by changes in economic or other conditions.  Credit losses incurred on receivables in these industries compare favorably to losses experienced in the Company's receivable portfolio as a whole.  The Company also has a concentration of customers located in the southeastern United States, primarily within the state of Florida.  Receivables are generally not collateralized. From time to time, specifically identified customers having perceived credit risk are required to provide prepayments, deposits, or other forms of security to the Company.  Florida Gas sought additional assurances from customers due to credit concerns, and had customer deposits totaling $1.5 million and $1.5 million, and prepayments of $49,000 and $62,000 at December 31, 2011 and 2010, respectively.  The Company's management believes that the portfolio of Florida Gas’ receivables, which includes regulated electric utilities, regulated local distribution companies, and municipalities, is of minimal credit risk.
Materials and Supplies. Materials and supplies are stated at the lower of weighted average cost or market value.  Materials transferred out of warehouses are priced at weighted average cost.  Materials and supplies include spare parts which are critical to the pipeline system operations.
Natural Gas Imbalances. Natural gas imbalances occur as a result of differences in volumes of natural gas received and delivered. These imbalances due to or from shippers and operators are valued at an appropriate index price.  Natural gas imbalances are settled in cash or made up in-kind subject to the terms of Florida Gas’ tariff, and generally do not impact earnings.
Fuel Tracker.  The fuel tracker is the cumulative balance owed to Florida Gas by its customers or owed by Florida Gas to its customers for gas used in the operation of its system, including costs incurred in the operation of electric compression and gas lost from the system or otherwise unaccounted for.  The customers, pursuant to Florida Gas’ tariff and related contracts, provide fuel to Florida Gas based on specified percentages of the customers’ natural gas volumes delivered into the pipeline.  The percentages are designed to match the actual fuel consumed in moving the natural gas through Florida Gas’ facilities, with any difference between the volumes provided versus fuel consumed reflected in the fuel tracker.  A regulatory liability is recorded in the accompanying Consolidated Balance Sheets for net volumes of natural gas owed to customers collectively.  Whenever fuel is due from customers from prior under recovery based on contractual and specific tariff provisions a regulatory asset is recorded.  Natural gas owed from or to customers is valued at market and a surcharge is invoiced to recover or refund the previous under or over collections.  Changes in the balances have no effect on the net income of Florida Gas.

CITRUS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Unamortized Debt Premium, Discount and Expense.  The Company amortizes premiums, discounts and expenses incurred in connection with the issuance of long-term debt consistent with the terms of the respective debt instrument.
Environmental Expenditures.  Environmental expenditures that relate to an existing condition caused by past operations that do not contribute to current or future revenue generation are expensed.  Environmental expenditures relating to current or future revenues are expensed or capitalized as appropriate.  Liabilities are recorded when environmental assessments and/or clean-ups are probable and the costs can be reasonably estimated. Remediation obligations are not discounted because the timing of future cash flow streams is not predictable.
See Note 14 – Commitments and Contingencies.
Revenues.  Revenues from transportation of natural gas are based on capacity reservation charges and commodity usage charges.   Reservation revenues are based on contracted rates and capacity reserved by the customers and are recognized monthly.  Revenues from commodity usage charges are also recognized monthly, based on the volumes of natural gas delivered.
Because Florida Gas is subject to FERC regulations, revenues collected during the pendency of a rate proceeding may be required by the FERC to be refunded in the final order.  Florida Gas establishes reserves for such potential refunds, as appropriate.  There was nil and $30.8 million for potential rate refunds at December 31, 2011 and 2010, respectively.  See Note 4 – Regulatory Matters.
Accumulated Other Comprehensive Loss. The main components of comprehensive income (loss) that relate to the Company are net earnings and unrealized gain (loss) on hedging activities.  For more information, see Note 7 – Comprehensive Income.
Fair Value Measurement.  Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about nonperformance risk, which is primarily comprised of credit risk (both the Company’s own credit risk and counterparty credit risk) and the risks inherent in the inputs to any applicable valuation techniques. The Company places more weight on current market information concerning credit risk (e.g. current credit default swap rates) as opposed to historical information (e.g. historical default probabilities and credit ratings). These inputs can be readily observable, market corroborated, or generally unobservable. The Company endeavors to utilize the best available information, including valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. A three-tier fair value hierarchy, which prioritizes the inputs used to measure fair value, is as follows:

•	Level 1 – Observable inputs such as quoted prices in active markets for identical assets or liabilities;

•
Level 2 – Observable inputs such as: (i) quoted prices for similar assets or liabilities in active markets; (ii) quoted prices for identical or similar assets or liabilities in markets that are not active and do not require significant adjustment based on unobservable inputs; or (iii) valuations based on pricing models, discounted cash flow methodologies or similar techniques where significant inputs (e.g., interest rates, yield curves, etc.) are derived principally from observable market data, or can be corroborated by observable market data, for substantially the full term of the assets or liabilities; and

•
Level 3 – Unobservable inputs, including valuations based on pricing models, discounted cash flow methodologies or similar techniques where at least one significant model assumption or input is unobservable. Unobservable inputs are used to the extent that observable inputs are not available and reflect the Company’s own assumptions about the assumptions market participants would use in pricing the assets or liabilities. Unobservable inputs are based on the best information available in the circumstances, which might include the Company’s own data.

CITRUS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of these assets and liabilities and their placement within the fair value hierarchy.
See Note 9 – Benefits – Postretirement Benefit Plans – Plan Assets for additional information regarding the assets of the Company measured on a non-recurring basis.
Derivatives and Hedging Activities.  All derivatives are recognized on the Consolidated Balance Sheets at their fair value.  On the date the derivative contract is entered into, the Company designates the derivative as (i) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (a fair value hedge); (ii) a hedge of a forecasted transaction or the variability of cash flows to be received or paid in conjunction with a recognized asset or liability (a cash flow hedge); or (iii) an instrument that is held for trading or non-hedging purposes (a trading or economic hedging instrument).  For derivatives treated as a fair value hedge, the effective portion of changes in fair value is recorded as an adjustment to the hedged item.  The ineffective portion of a fair value hedge is recognized in earnings if the short cut method of assessing effectiveness is not used.  Upon termination of a fair value hedge of a debt instrument, the resulting gain or loss is amortized to earnings through the maturity date of the debt instrument.  For derivatives treated as a cash flow hedge, the effective portion of changes in fair value is recorded in Accumulated other comprehensive loss until the related hedged items impact earnings.  Any ineffective portion of a cash flow hedge is reported in current-period earnings.  Upon termination of a cash flow hedge, the resulting gain or loss is amortized to earnings through the maturity date of the hedged forecasted transactions.  For derivatives treated as trading or economic hedging instruments, changes in fair value are reported in current-period earnings. Fair value is determined based upon quoted market prices and pricing models using assumptions that market participants would use.  As of December 31, 2011 and 2010, the Company does not have any hedges in place; it is only amortizing previously terminated cash flow hedges.
Asset Retirement Obligations (AROs).  Legal obligations associated with the retirement of long-lived assets are recorded at fair value at the time the obligations are incurred, if a reasonable estimate of fair value can be made.  Present value techniques are used which reflect assumptions such as removal and remediation costs, inflation, and profit margins that third parties would demand to settle the amount of the future obligation.  The Company did not include a market risk premium for unforeseeable circumstances in its fair value estimates because such a premium could not be reliably estimated.  Upon initial recognition of the liability, costs are capitalized as part of the long-lived asset and allocated to expense over the useful life of the related asset.  The liability is accreted to its present value each period with accretion being recorded to operating expense with a corresponding increase in the carrying amount of the liability.  To the extent the Company is permitted to collect and has reflected in its financials amounts previously collected from customers and expensed, such amounts serve to reduce what would be reflected as capitalized costs at the initial establishment of an ARO.  The Company records ARO accretion and amortization expenses (in excess of current recoveries) as a regulatory asset based on the probability of recovery in rates in future rate cases.
For more information, see Note 6 – Asset Retirement Obligations.
Income Taxes.  Income taxes are accounted for under the asset and liability method.  Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date.  Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized.

CITRUS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The determination of the Company’s provision for income taxes requires significant judgment, use of estimates, and the interpretation and application of complex tax laws.  Significant judgment is required in assessing the timing and amounts of deductible and taxable items.  Reserves are established when, despite management’s belief that the Company’s tax return positions are fully supportable, management believes that certain positions may be successfully challenged.  When facts and circumstances change, these reserves are adjusted through the provision for income taxes.  See Note 10 – Taxes on Income.
Retirement Plans.  Employers are required to recognize in their balance sheets the overfunded or underfunded status of defined benefit postretirement plans, measured as the difference between the fair value of the plan assets and the accumulated postretirement benefit obligation. Each overfunded plan is recognized as an asset and each underfunded plan is recognized as a liability.  Employers must recognize the change in the funded status of the plan in the year in which the change occurs through Accumulated other comprehensive loss in stockholders’ equity.
The Company recognized net periodic benefit expense to the extent of amounts recorded in rates with any difference recorded as a regulatory asset or liability.  Unrecognized prior service costs (benefits) and gains and/or losses are not recorded as a change to Accumulated other comprehensive loss, but rather as a regulatory asset or regulatory liability, reflecting amounts due from or to customers, respectively.  See Note 9 – Benefits for additional related information.
New Accounting Principles
Accounting Principles Not Yet Adopted. In December 2011, the Financial Accounting Standards Board (FASB) issued authoritative guidance that enhances current disclosures about offsetting asset and liabilities.  The guidance requires entities to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement.  The guidance is effective for annual and interim reporting periods beginning on or after January 1, 2013.  The Company does not expect the guidance to materially impact its consolidated financial statements.
In June 2011, the FASB issued authoritative guidance that changes how a company may present comprehensive income. The guidance allows entities to elect to present items of net income and other comprehensive income in one continuous statement or in two separate, but consecutive statements and eliminates the current option to report other comprehensive income and its components in the statement of changes in equity.   The entity is also required to present on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement where the components of net income and the components of other comprehensive income are presented.  The guidance is effective as of the beginning of a fiscal year that begins after December 15, 2011 and interim and annual periods thereafter, with early adoption permitted.  In December 2011, the FASB issued authoritative guidance that defers the presentation requirements for reclassification adjustments to allow the FASB time to redeliberate these requirements.  The Company does not expect the guidance to materially impact its consolidated financial statements as the guidance only requires a change in the placement of previously disclosed information.
In May 2011, the FASB issued authoritative guidance on fair value measurements that clarifies some existing concepts, eliminates wording differences between GAAP and International Financial Reporting Standards (IFRS), and in some limited cases, changes some principles to achieve convergence between GAAP and IFRS. The guidance provides a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between GAAP and IFRS and also expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. The guidance is effective for periods beginning after December 15, 2011. The Company is currently evaluating the impact of this guidance, but does not expect it will materially impact its consolidated financial statements.

CITRUS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.   Proposed Transfer of Southern Union’s Equity Interest in Citrus and Related Litigation
On July 19, 2011, Southern Union entered into a Second Amended and Restated Agreement and Plan of Merger with ETE and Sigma Acquisition Corporation, a wholly-owned subsidiary of ETE (Merger Sub) (as amended by Amendment No. 1 thereto dated as of September 14, 2011, the Second Amended Merger Agreement). The Second Amended Merger Agreement modifies certain terms of the Agreement and Plan of Merger entered into by Southern Union, ETE and Merger Sub on June 15, 2011 as amended on July 4, 2011.  The Second Amended Merger Agreement provides for the merger of Merger Sub with and into Southern Union (Merger), with Southern Union continuing as the surviving corporation in the Merger. As a result of the Merger, Southern Union will become a wholly-owned subsidiary of ETE.
In addition, ETE and Energy Transfer Partners, L.P., a wholly-owned subsidiary of ETE (ETP), are parties to an Amended and Restated Agreement and Plan of Merger dated as of July 19, 2011 (as amended by Amendment No. 1 thereto dated as of September 14, 2011) (Citrus Merger Agreement). The Citrus Merger Agreement provides that Southern Union, CrossCountry, PEPL Holdings, LLC, a wholly-owned subsidiary of CCE Acquisition, LLC, which is a wholly-owned subsidiary of Southern Union, and Citrus ETP Acquisition, L.L.C. (Citrus ETP), a wholly-owned subsidiary of ETP, will become parties by joinder at a time immediately prior to the closing of the Merger. Upon becoming a party to the Citrus Merger Agreement, Southern Union will assume the obligations and rights of ETE. Under the Citrus Merger Agreement, CrossCountry will be merged with and into Citrus ETP with CrossCountry surviving as a wholly-owned subsidiary of ETP (Citrus Merger).
The Merger received stockholder approval on December 9, 2011.  On February 16, 2012, the parties filed with the Missouri Public Service Commission (MPSC) a Non-Unanimous Stipulation and Agreement (the Stipulation) among Southern Union, ETE and the MPSC Staff.  Pursuant to the Stipulation, the parties recommend that the MPSC issue an order finding that, subject to the conditions therein, the merger of Merger Sub with and into Southern Union is not detrimental to the public interest and authorizing the undertaking of the Merger and related transactions.  The Office of Public Counsel has indicated that it does not oppose the Stipulation.  Southern Union and ETE have requested that the MPSC consider the Stipulation expeditiously.  The Merger is expected to close in the first quarter of 2012, subject to receipt of MPSC approval and satisfaction of other closing conditions.
CrossCountry, a Principal under the Citrus Corp. Capital Stock Agreement (CSA), filed a complaint in the Delaware Court of Chancery against EPCH and its parent El Paso seeking a declaratory judgment that the Citrus Merger does not, as El Paso contends, trigger any provisions of the CSA which would require Southern Union to provide El Paso a right of first refusal concerning Citrus.  The complaint was filed by CrossCountry following an exchange of letters between El Paso and Southern Union regarding the terms of the CSA.  Following the filing of the declaratory judgment action, El Paso filed a third-party complaint against Southern Union, ETE, and ETP alleging, among other things, breach of the CSA.  El Paso is not currently seeking to enjoin the closing of the Citrus Merger, but rather seeks a rescission of the Citrus Merger after it is completed or, alternatively, damages.  Trial is currently set for April 2012.
As described in the preceding paragraph, El Paso and CrossCountry are parties to a litigation regarding the effect of certain planned transactions on their respective ownership interests in the Company. Recently, management of the Company determined not to provide the Company's independent auditors with updated written management representations regarding the Company’s previously issued financial statements in connection with the independent auditor's response to a request to consent to the incorporation by reference of its audit report on those previously issued financial statements in a registration statement filing of a third party. Although a management representation letter has been provided in connection with this issuance of the Company's accompanying financial statements, if management were to determine not to provide updating written management representations in connection with a future issuance of the independent auditor’s consent or a request to consent to the incorporation by reference of the independent auditor's audit report on the Company’s financial statements into a filing of the Company or its owners, such determination would limit the Company’s ability to comply with its reporting requirements, if any, or undertake certain transactions and could, under certain circumstances, limit the ability of an owner of the Company to comply with its reporting requirements or undertake certain transactions.

CITRUS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.   Regulatory Matters
On March 24, 2011, FERC authorized the Phase VIII Expansion project to go in service.  Florida Gas placed the project in service on April 1, 2011, with total project costs of approximately $2.5 billion, including capitalized equity and debt costs.  To date, Florida Gas has entered into long-term firm transportation service agreements with shippers for 25-year terms accounting for approximately 74 percent of the available expansion capacity.
On September 3, 2010, Florida Gas filed a settlement with FERC in full resolution of all issues set for hearing in its rate proceeding.  The Administrative Law Judge certified the settlement on December 21, 2010.  The settlement was approved by FERC on February 24, 2011 and became effective on April 1, 2011.  The settlement results in an increase in certain of Florida Gas’ rate schedules and a decrease in other rate schedules as compared to rates in effect prior to April 1, 2010, with a portion of such decrease not effective until October 1, 2010.  On May 27, 2011, Florida Gas refunded $43.9 million to its customers for excess payments collected for service through March 31, 2011, including interest of $0.8 million.

CITRUS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.  Affiliate Transactions
The following table provides a summary of affiliate transactions for the periods presented.

	Twelve months ended December 31,
	2011	2010	2009
	(In thousands)
Operation and maintenance:
Transporation service charges (1)	$8,449	$8,164	$7,092
Corporate service charges (2)	11,667	8,919	7,493
Operational and administrative service charges (3)	24,888	22,412	23,086

(1)  Represents transportation services purchased from Southern Natural Gas Company (Southern), a subsidiary of El Paso, in connection with its Phase III Expansion completed in early 1995.  Florida Gas is currently contracted for firm capacity of 100,000 Mcf/d on Southern’s system through August 31, 2013.
(2)  Primarily includes corporate service charges from Southern Union.
(3)  Primarily includes activities for operational and administrative services performed by Panhandle Eastern Pipe Line Company, LP, an indirect wholly-owned subsidiary of Southern Union, and its subsidiaries on behalf of the Company.
At December 31, 2011 and 2010, the Company had current net accounts payable to affiliated companies of $11.2 million and $11.3 million, respectively, relating to these services.
The Company did not pay cash dividends to its stockholders during the years ended December 31, 2011, 2010 and 2009 primarily due to the ongoing Phase VIII Expansion capital requirements.  The Company received sponsor capital contributions from its stockholders of $200 million during the year ended December 31, 2010.  In 2011, the Company received sponsor contributions of $74 million from its stockholders in the form of loans, net of repayments.  See Note 8 – Debt Obligations for additional information regarding the loans.
6.  Asset Retirement Obligations
The Company’s recorded AROs are primarily related to owned offshore lines.  At the end of the useful life of these underlying assets, the Company is legally or contractually required to abandon in place or remove the asset.  An ARO is required to be recorded when a legal obligation to retire an asset exists and such obligation can be reasonably estimated.  Although a number of other assets in the Company’s system are subject to agreements or regulations that give rise to an ARO upon the Company’s discontinued use of these assets, AROs were not recorded because these assets have an indeterminate removal or abandonment date given the expected continued use of the assets with proper maintenance or replacement.
Individual component assets have been and will continue to be replaced, but the pipeline system will continue in operation as long as supply and demand for natural gas exists.  Based on the widespread use of natural gas in industrial and power generation activities, management expects supply and demand to exist for the foreseeable future. The Company has in place a rigorous repair and maintenance program that keeps the pipeline system in good working order.  Therefore, although some of the individual assets on the pipeline system may be replaced, the pipeline system itself will remain intact indefinitely.
The following table is a general description of AROs and associated long-lived assets at December 31, 2011.

	In Service
ARO Description	Date	Long-Lived Assets	Amount
			(In thousands)

Retire lateral lines	Various	Offshore lateral lines	$802
Remove asbestos	Various	Mainlines and compressors	$489

CITRUS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2011, the Company has $260,000 in legally restricted funds reflected in Other assets on the Consolidated Balance Sheet for the purpose of settling AROs.  The Company also has AROs totaling $290,000 reflected in Other current liabilities on the Consolidated Balance Sheets that are expected to be settled in 2012.
The following table is a reconciliation of the carrying amount of the ARO liability for the periods presented.  Changes in assumptions regarding the timing, amount, and probabilities associated with the expected cash flows, as well as the difference in actual versus estimated costs, will result in a change in the amount of the liability recognized.

	Years Ended December 31,
	2011	2010	2009
	(In thousands)
Beginning balance	$3,003	$2,585	$1,819
Incurred	—	283	2,064
Revisions	(434)	—	—
Settled	(41)	(40)	(1,450)
Accretion expense	189	175	152
Ending balance	$2,717	$3,003	$2,585
7.  Comprehensive Income (Loss)
Deferred gains and losses in connection with the termination of the following derivative instruments which were previously accounted for as cash flow hedges form part of other comprehensive income.  Such amounts are being amortized over the terms of the hedged debt. As of December 31, 2011, approximately $0.5 million of net after-tax losses in Accumulated other comprehensive loss related to these interest rate hedges is expected to be amortized into Interest expense during the next twelve months.
The table below provides a summary of Comprehensive income (loss) for the periods presented.

	Years Ended December 31,
	2011	2010	2009
	(In thousands)
Net Income	$185,380	$180,927	$129,683
Reclassification of realized loss on interest rate hedge of 7.625% $325 million note due 2010 into net income	—	1,186	1,872
Reclassification of realized loss on interest rate hedge of 7.000% $250 million note due 2012 into net income	1,228	1,228	1,228
Reclassification of realized gain on interest rate hedge of 9.190% $150 million note due 2024 into net income	(462)	(462)	(462)
Reclassification of realized loss on interest rate hedge of 9.393% $500 million note due 2029, net of tax $176, $176, $40	286	286	65
Settlement of realized loss on interest rate hedge due to debt retirement	—	530	—
Realized loss on settlement of interest rate hedge, net of tax $0, $0, $3.5 million	—	—	(5,705)
Total other comprehensive income (loss)	1,052	2,768	(3,002)
Total comprehensive income	$186,432	$183,695	$126,681

CITRUS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.  Debt Obligations
The following table sets forth the debt obligations of Citrus and Florida Gas at the dates indicated.

	December 31, 2011		December 31, 2010
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In thousands)
Citrus:
Revolving credit agreement due 2012	$181,000	$179,828	$178,500	$174,632
Construction and term loan agreement due 2029	500,000	765,306	500,000	711,531
Florida Gas:
10.110% senior notes due 2013	28,000	30,447	42,000	47,174
9.190% senior notes due 2024	97,500	132,416	105,000	142,067
7.000% senior notes due 2012	250,000	265,388	250,000	277,094
7.900% senior notes due 2019	600,000	804,647	600,000	756,398
4.000% senior notes due 2015	350,000	379,341	350,000	366,779
5.450% senior notes due 2020	500,000	573,750	500,000	541,841
Revolving credit agreement due 2012	234,000	232,485	89,000	87,072
Total debt outstanding	$2,740,500	$3,363,608	$2,614,500	$3,104,588
Less current portion of long-term debt	686,500		21,500
Less unamortized debt discount and swap loss	1,587		1,850
Total long-term debt	$2,052,413		$2,591,150

Stockholder promissory notes	$74,000		$—
As of December 31, 2011, the Company has scheduled long-term debt payments, excluding unamortized debt discount, as follows:

	2012	2013	2014	2015	2016	2017 and thereafter
	(In thousands)
Citrus	181,000	—	74,000	13,793	13,793	472,414
Florida Gas	505,500	21,500	7,500	357,500	7,500	1,160,000
	$686,500	$21,500	$81,500	$371,293	$21,293	$1,632,414
The Florida Gas revolving credit agreement, with a maximum available capacity of $279 million, (2007 Florida Gas Revolver) matures on August 16, 2012.  As of December 31, 2011, the amount drawn under the 2007 Florida Gas Revolver was $234 million with a weighted average interest rate of 0.63 percent (based on the London Interbank Offered Rate (LIBOR) plus 0.36 percent) and a facility fee of 0.09 percent.
The Citrus revolving credit facility, with a maximum available capacity of $186 million, (2007 Citrus Revolver) matures on August 16, 2012. As of December 31, 2011, the amount drawn under the 2007 Citrus Revolver was $181 million with a weighted average interest rate of 0.63 percent (based on LIBOR plus 0.36 percent), and a facility fee of 0.09 percent.
On March 31, 2011, Citrus entered into a promissory note (Stockholder Promissory Notes) with each of its stockholders for up to $150 million.  The Stockholder Promissory Notes have a final maturity date of March 31, 2014, with no principal payments required prior to the maturity date, and bear an interest rate equal to a one-month Eurodollar rate plus a credit spread of 1.5 percent.  Amounts may be redrawn periodically under the notes to temporarily fund capital expenditures, debt retirements, or other working capital needs.  As of December 31, 2011, the amount drawn on each promissory note was $37 million, net of repayments.  Citrus primarily utilized the proceeds for the purpose of funding Phase VIII-related expenditures.

CITRUS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The estimated fair values of the 2007 Florida Gas Revolver and 2007 Citrus Revolver at December 31, 2011 are approximately 99 percent of their carrying values.  Estimated fair value amounts of other long-term debt were obtained from independent parties and are based upon market quotations of similar debt at interest rates currently available.  Judgment is required in interpreting market data to develop the estimates of fair value.  Accordingly, the estimates determined as of December 31, 2011 and 2010 are not necessarily indicative of the amounts the Company could have realized in current market exchanges.
 The Company expects to refinance Florida Gas’ $250 million senior notes due July 2012 and extend the maturity or refinance both of the 2007 Citrus Revolver and the 2007 Florida Gas Revolver, each due August 2012.  Alternatively, should the Company not be successful in such efforts, the Company may choose to retire such debt upon maturity by utilizing some combination of cash flows from operations, utilizing available funds on existing sponsor loans from its stockholders, requesting additional sponsor loans from its stockholders and altering the timing of controllable expenditures, among other things.  The Company has obtained commitment letters from each of its stockholders to make additional sponsor loans in the event that the repayment of the senior notes and revolvers is necessary.  However, the Company reasonably believes, based on its investment grade credit ratings and general financial condition, successful historical access to capital and debt markets and market expectations regarding the Company’s future earnings and cash flows, that it will be able to refinance and/or retire these obligations, as applicable, under acceptable terms prior to their maturity.
In July 2010, Florida Gas issued $500 million of 5.45 percent senior notes due July 15, 2020 with an offering price of $99.826 (per $100 principal) and $350 million of 4.00 percent senior notes due July 15, 2015 with an offering price of $99.982 (per $100 principal). Florida Gas utilized the net proceeds to partially fund the Phase VIII Expansion project and for general corporate purposes, which included the repayment of a portion of Florida Gas’ outstanding debt. On July 19, 2010, Florida Gas: (i) made a $98.6 million distribution to Citrus, (ii) repaid $83 million that was outstanding under its credit agreements, and (iii) invested the remainder of the proceeds.  On August 19, 2010, Florida Gas redeemed its $325 million of 7.625 percent senior notes due December 1, 2010.  The debt retirement included accrued interest of $5.4 million and a $6.5 million redemption premium.
Under the terms of its debt agreements, Florida Gas may incur additional debt to refinance maturing obligations if the refinancing does not increase aggregate indebtedness, and thereafter, if Citrus’ and Florida Gas’ consolidated debt does not exceed specific debt to total capitalization ratios, as defined in certain debt instruments.  Incurrence of additional indebtedness to refinance the current maturities would not result in a debt to capitalization ratio exceeding these limits.
The agreements relating to Citrus’ and Florida Gas’ debt include, among other things, restrictions as to the sales of assets and payment of dividends as well as maintenance of certain restrictive financial covenants, including a maximum allowable ratio of funded debt to total capitalization.  The Company is subject, under the currently most restrictive debt covenant of a maximum 65 percent of consolidated funded debt to total capitalization, to a limitation of $748.8 million of total additional indebtedness at December 31, 2011.
As of December 31, 2011, Citrus’ debt obligations include the Construction Loan Agreement, the Stockholder Promissory Notes and $181 million outstanding on its revolving credit agreement, in addition to all of Florida Gas’ debt obligations. Florida Gas guarantees the Citrus revolving credit agreement indebtedness; however, Florida Gas’ assets are not pledged as collateral for any of the aforementioned Citrus debt.  All of the debt obligations of Citrus and Florida Gas have events of default that contain commonly used cross-default provisions.   An event of default by either Citrus or Florida Gas on any of their borrowed money obligations, in excess of certain thresholds which is not cured within defined grace periods, would cause the other debt obligations of Citrus and Florida Gas to be accelerated.  As of December 31, 2011, the Company is not in default of any of its debt obligations.

CITRUS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.   Benefits
Postretirement Benefit Plans
Florida Gas has postretirement health care and life insurance plans (other postretirement plans) that cover substantially all employees. The health care plan generally provides for cost sharing between Florida Gas and its retirees in the form of retiree contributions, deductibles and coinsurance on the amount Florida Gas pays annually to provide future retiree health care coverage under certain of these plans.
Obligations and Funded Status.  Other postretirement benefit liabilities are accrued on an actuarial basis during the years an employee provides services.  The following tables contain information at the dates indicated about the obligations and funded status of Florida Gas’ other postretirement plans.

	Other Postretirement Benefits
	December 31,
	2011	2010
	(In thousands)
Change in benefit obligation:
Benefit obligation at beginning of period	$20,399	$17,671
Service cost	771	658
Interest cost	1,151	1,044
Actuarial (gain) loss and other	2,923	1,486
Benefits paid, net	(107)	(557)
Medicare Part D subsidy receipts	77	97
Early Retiree Reinsurance Program receipts	46	—
Benefit obligation at end of year	25,260	20,399

Change in plan assets:
Fair value of plan assets at beginning of period	13,335	10,654
Return on plan assets and other	84	1,257
Employer contributions	2,316	1,981
Benefits paid, net	(107)	(557)
Fair value of plan assets at end of period	15,628	13,335

Amount underfunded at end of period (1)	$9,632	$7,064

Amounts recognized in the Consolidated Balance Sheet
consist of:
Regulatory assets (Note 12)	$9,632	$7,064
Deferred credits - other (Note 13)	(9,632)	(7,064)
	$—	$—

(1)  The underfunded balance is recognized as a deferred credit - other, offset by a regulatory asset for amounts due from customers, in the Consolidated Balance Sheets.

CITRUS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net Periodic Benefit Cost.  Net periodic benefit cost of Florida Gas’ other postretirement benefit plan for the periods presented includes the components noted in the table below.

	Other Postretirement Benefits
	Years Ended December 31,
	2011	2010	2009
	(In thousands)
Service cost	$771	$658	$529
Interest cost	1,151	1,044	945
Expected return on plan assets	(635)	(557)	(441)
Prior service cost amortization	1,195	1,195	1,088
Actuarial gain amortization	—	(137)	—
Net periodic benefit cost	$2,482	$2,203	$2,121
The estimated prior service credit for other postretirement plans that will be amortized from Accumulated other comprehensive income into net periodic benefit cost during 2012 is $1.2 million.
Assumptions
The weighted-average discount rate used in determining benefit obligations was 4.24 percent and 5.52 percent at December 31, 2011 and 2010, respectively.
The weighted-average assumptions used in determining net periodic benefit cost for the periods presented are shown in the table below.

	Years Ended December 31,
	2011	2010	2009
Discount rate	5.52%	5.97%	6.14%
Expected return on plan assets	4.50%	5.00%	5.00%
Florida Gas employs a building block approach in determining the expected long-term rate of return on the plans’ assets with proper consideration for diversification and rebalancing.  Historical markets are studied and long-term historical relationships between equities and fixed-income are preserved consistent with the widely accepted capital market principle that assets with higher volatility generate a greater return over the long run.  Current market factors such as inflation and interest rates are evaluated before long-term market assumptions are determined.  Peer data and historical returns are reviewed to check for reasonableness and appropriateness.
The assumed health care cost trend rates used to measure the expected cost of benefits covered by the plans are shown in the table below.

	December 31,
	2011	2010
Health care cost trend rate assumed for next year	8.50%	8.00%
Rate to which the cost trend is assumed to decline (ultimate trend rate)	4.75%	4.85%
Year that the rate reaches the ultimate trend rate	2019	2017

CITRUS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Assumed health care cost trend rates have a significant effect on the amounts reported for the healthcare plan.  A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One Percentage Point Increase	One Percentage Point Decrease
	(In thousands)
Effect on total service and interest cost	$230	$(220)
Effect on accumulated postretirement benefit obligation	2,936	(2,719)
Plan Assets.  Florida Gas’ overall investment strategy is to maintain an appropriate balance of actively managed investments with the objective of optimizing long-term returns while maintaining a high standard of portfolio quality and achieving proper diversification.  To achieve diversity within its other postretirement benefit plan asset portfolio, Florida Gas has targeted the following asset allocations: equity of 25 percent to 35 percent, fixed income of 65 percent to 75 percent and cash and cash equivalents of 0 percent to 10 percent.  These target allocations are monitored by the Board of Directors in conjunction with an external investment advisor. On occasion, the asset allocations may fluctuate as compared to these guidelines as a result of the Board of Directors’ actions.
The fair value of Florida Gas’ other postretirement plan assets at the dates indicated by asset category is as follows:

	Fair Value as of December 31,
	2011	2010
	(In thousands)
Asset Category:
Cash and cash equivalents	$—	$—
Mutual fund (1)	15,628	13,335
Total	$15,628	$13,335
 (1) This fund of funds invests primarily in a diversified portfolio of equity, fixed income and short-term mutual funds.  As of December 31, 2011, the fund was primarily comprised of approximately 19 percent large-cap U.S. equities, 2 percent small-cap U.S. equities, 10 percent international equities, 55 percent fixed income securities, 8 percent cash, and 6 percent in other investments.  As of December 31, 2010, the fund was primarily comprised of approximately 17 percent large-cap U.S. equities, 4 percent small-cap U.S. equities, 10 percent international equities, 57 percent fixed income securities, 10 percent cash, and 2 percent in other investments.
The other postretirement plan assets are classified as Level 1 assets within the fair-value hierarchy as their values are based on active market quotes. See Note 2 – Summary of Significant Accounting Policies and Other Matters – Fair Value Measurement for information related to the framework used by the Company to measure the fair value of its other postretirement plan asset.
Contributions.  Florida Gas expects to contribute approximately $2.2 million to its other postretirement benefit plan in 2012 and approximately $2.2 million annually thereafter, until modified by future rate case proceedings.

CITRUS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Benefit Payments.  Florida Gas’ estimate of expected benefit payments, which reflect expected future service, as appropriate, in each of the next five years and in the aggregate for the five years thereafter are shown in the table below.

Years	Expected Benefits Before Effect of Medicare Part D	Payments Medicare Part D Subsidy Receipts	Net
		(In thousands)
2012	$711	$93	$618
2013	849	104	745
2014	953	119	834
2015	1,071	132	939
2016	1,189	149	1,040
2017-2021	7,975	1,001	6,974
The Medicare Prescription Drug Act provides a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a prescription drug benefit that is at least actuarially equivalent to Medicare Part D.
Defined Contribution Plan
Florida Gas sponsors a defined contribution savings plan (Savings Plan) that is available to all employees.  Florida Gas provides matching contributions of 100 percent of the first five percent for a maximum of five percent of the participant’s compensation paid into the Savings Plan.  Florida Gas’ contributions are 100 percent vested after five years of continuous service.   Florida Gas’ contributions to the Savings Plan during the years ended December 31, 2011, 2010 and 2009 were $1.2 million, $1.0 million and $1.1 million, respectively.
In addition, Florida Gas makes employer contributions to separate accounts, collectively referred to as the Profit Sharing Plan, within the defined contribution plan.  The contribution amounts are five percent of compensation.  Florida Gas’ contributions are 100 percent vested after five years of continuous service.  Florida Gas’ contributions to the Profit Sharing Plan during the years ended December 31, 2011, 2010 and 2009 were $1.6 million, $1.5 million and $1.4 million, respectively.

CITRUS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.  Taxes on Income
The following table provides a summary of the current and deferred components of income tax expense for the periods presented:

	Years Ended December 31,
	2011	2010	2009
Current income taxes	(In thousands)
Federal	$(85,064)	$45,059	$38,954
State	(816)	6,704	3,259
Total current income taxes	(85,880)	51,763	42,213
Deferred income taxes
Federal	185,614	52,291	30,793
State	11,124	8,311	5,423
Total deferred income taxes	196,738	60,602	36,216
Total income tax expense	$110,858	$112,365	$78,429

Effective tax rate	37.4%	38.3%	37.7%
The actual income tax expense differs from the amount computed by applying the statutory federal tax rate of 35 percent to income before income taxes as follows:

	Years Ended December 31,
	2011	2010	2009
	(In thousands)
Computed statutory income tax expense at 35%	$103,683	$102,652	$72,839
Changes in income taxes resulting from:
State income tax, net of federal income tax benefit	6,700	9,760	5,643
Permanent differences and other	475	(47)	(53)
Total income tax expense	$110,858	$112,365	$78,429
The Company files a consolidated federal income tax return separate from those of its stockholders.  Florida Gas is included in the consolidated federal income tax return filed by Citrus.  Pursuant to a tax sharing agreement with Citrus, Florida Gas will pay its share of taxes based on its taxable income, which will generally equal the liability that Florida Gas would have incurred as a separate taxpayer.
The $84.9 million Income tax asset on the Consolidated Balance Sheets as of December 31, 2011 represents the carryback of a portion of the forecasted 2011 net operating loss (for tax purposes) to 2009 and 2010 primarily resulting from 50% bonus depreciation on assets placed in service in 2011, including the Phase VIII assets.

CITRUS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred income taxes result from temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.  The table below summarizes the principal components of the Company's deferred tax assets (liabilities) at the dates indicated.

	December 31,
	2011	2010
	(In thousands)
Deferred income tax assets:
Regulatory and other reserves	$992	$10,752
Federal net operating loss	304,399	—
Total deferred income tax assets	305,391	10,752

Deferred income tax liabilities:
Depreciation and amortization	(1,399,094)	(903,085)
Other	(968)	(2,946)
Total deferred income tax liabilities	(1,400,062)	(906,031)

Net deferred tax liability	$(1,094,671)	$(895,279)
Less current portion of deferred income tax assets	58,056	—
Accumulated deferred income taxes	$(1,152,727)	$(895,279)
The $58.1 million Deferred tax asset, carried as current on the Consolidated Balance Sheets, represents the carryforward of a portion of the forecasted 2011 net operating loss (for tax purposes) to 2012’s forecasted net income.  The Company evaluates its tax reserves (unrecognized tax benefits) under the recognition, measurement and derecognition thresholds.  The amount of unrecognized tax benefits did not have a material impact to the Company’s consolidated financial statements.
11.   Property, Plant and Equipment
The following table provides a summary of property, plant and equipment at the dates indicated.

	Lives in	December 31,
	Years	2011	2010
		(In thousands)
Transmission	20-60	$6,201,558	$3,552,004
General	3-40	25,612	22,014
Intangibles (1)	6-10	31,004	28,433
Construction work-in-progress		48,447	2,217,174
Acquisition adjustment	62.5	1,252,466	1,252,466
		7,559,087	7,072,091
Less accumulated depreciation and amortization		1,799,172	1,667,360
Net property, plant and equipment		$5,759,915	$5,404,731

__________________________________________
(1) Includes capitalized computer software costs totaling:
Computer software cost		$25,959	$23,789
Less accumulated amortization		11,763	9,856
Net computer software costs		$14,196	$13,933
Amortization expense of capitalized computer software costs for the years ended December 31, 2011, 2010 and 2009 was $2.4 million, $2.5 million and $1.7 million, respectively.  Computer software costs are amortized over 10 years.  Expected amortization expense for computer software costs for the years 2012 through 2016 is:  $2.3 million, $2.3 million, $2.1 million, $1.9 million and $1.8 million, respectively.

CITRUS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.  Regulatory Assets
The principal components of the Company's regulatory assets at the dates indicated were as follows:

	December 31,
	2011	2010
	(In thousands)
Ramp-up assets, net (1)	$10,524	$10,681
Fuel tracker	9,220	—
Other postretirement benefits (Note 9)	9,632	7,064
Environmental reserve (Note 14)	888	1,036
Asset retirement obligations (Note 6)	1,144	1,341
Other miscellaneous	1,321	1,603
Total regulatory assets	$32,729	$21,725
(1)  Ramp-up assets are regulatory assets which Florida Gas was specifically allowed to establish in the FERC certificates authorizing the Phase IV and V Expansion projects.
13.  Deferred Credits
The principal components of the Company's regulatory liabilities at the dates indicated were as follows:

	December 31,
	2011	2010
	(In thousands)
Balancing tools (1)	$12,822	$5,455
Fuel tracker	—	3,908
Total regulatory liabilities	$12,822	$9,363
(1)  Balancing tools are a regulatory method by which Florida Gas recovers or refunds the net costs of operational natural gas balancing of the pipeline’s system.  The balance can be a deferred charge or credit, depending on timing, rate changes and operational activities.

CITRUS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The principal components of the Company's other deferred credits at the dates indicated were as follows:

	December 31,
	2011	2010
	(In thousands)
Post construction mitigation costs	$2,356	$1,071
Other postretirement benefits (Note 9)	9,632	7,064
Environmental reserve	1,167	1,120
Tax reserve	461	3,297
Asset retirement obligations (Note 6)	2,428	3,003
Other miscellaneous	1,828	1,003
Total deferred credits - other	$17,872	$16,558
14.  Commitments and Contingencies
Litigation and Other Claims
Florida Gas Pipeline Relocation Costs. A dispute exists with the Florida Department of Transportation, Florida’s Turnpike Enterprise (FDOT/FTE) over the rights of Florida Gas under certain easements and other agreements associated with the State Road 91 projects to, among other matters, receive reimbursement for the relocation costs incurred by Florida Gas and the nature and scope of such easements. The first phase of the State Road 91 projects included replacement of approximately 11.3 miles of existing 18- and 24-inch pipelines in Broward County, Florida due to the widening of State Road 91 by the FDOT/FTE. Construction is complete and the new facilities were placed in service in March 2008. This dispute, among others, is being litigated in Broward County, Florida.  On January 27, 2011, the jury awarded Florida Gas $82.7 million and rejected all damage claims by the FDOT/FTE. On May 2, 2011, the judge issued an order entitling Florida Gas to an easement of 15 feet on either side of its pipelines and 75 feet of temporary work space.  The judge further ruled that Florida Gas is entitled to approximately $8 million in interest. In addition to ruling on other aspects of the easement, he ruled that pavement could not be placed directly over Florida Gas’ pipeline without the consent of Florida Gas, although Florida Gas would be required to relocate the pipeline if it did not provide such consent.  He also denied all other pending post-trial motions.  The FDOT/FTE filed a notice of appeal on July 12, 2011.  Briefing to the Florida Fourth District Court of Appeals (4th DCA) is complete. The 4th DCA granted a request by the FDOT to expedite the appeal.  Oral argument is set for March 7, 2012.  Amounts ultimately received would primarily reduce Florida Gas’ property, plant and equipment costs.
A 2007 action brought by the FDOT/FTE against Florida Gas in Orange County, Florida, seeking a declaratory judgment that, under existing agreements, Florida Gas is liable for the costs of relocation associated with FDOT/FTE projects, has been stayed pending resolution of the Broward County, Florida action.
On April 14, 2011 Florida Gas filed suit against the FDOT/FTE, Dragados USA and I-595 Express, LLC in Broward County, Florida seeking an injunction and damages as the result of the construction of a mechanically stabilized earth wall and other encroachments in Florida Gas easements. The same judge that presided over the previously discussed FDOT/FTE proceeding was assigned to the case. Trial is expected to be set in the third quarter of 2012.
Florida Gas will continue to seek rate recovery in the future for these types of costs to the extent not reimbursed by the FDOT/FTE.  There can be no assurance that Florida Gas will be successful in obtaining complete reimbursement for any such relocation costs from the FDOT/FTE or from its customers or that the timing of such reimbursement will fully compensate Florida Gas for its costs.

CITRUS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Liabilities for Litigation and Other Claims
In addition to the matters discussed above, the Company is involved in legal, tax and regulatory proceedings before various courts, regulatory commissions and governmental agencies regarding matters arising in the ordinary course of business.
The Company records accrued liabilities for litigation and other claim costs when management believes a loss is probable and reasonably estimable.   When management believes there is at least a reasonable possibility that a material loss or an additional material loss may have been incurred, the Company discloses (i) an estimate of the possible loss or range of loss in excess of the amount accrued; or (ii) a statement that such an estimate cannot be made.  As of December 31, 2011 and 2010, the Company has recorded litigation and other claim-related accrued liabilities of $0.7 million and $0.6 million, respectively. Except for the matters discussed above, the Company does not have any material litigation or other claim contingency matters assessed as probable or reasonably possible that would require disclosure in the financial statements.
Liquidity and Capital Resources
Cash generated from internal operations constitutes the Company’s primary source of liquidity.  The Company’s working capital deficit at December 31, 2011 is $587.0 million, which includes the current portion of long-term debt, $686.5 million.  Additional sources of liquidity for working capital purposes may include contributions from its stockholders and new capital market debt.  The availability and terms relating to such liquidity will depend upon various factors and conditions such as the Company’s combined cash flow and earnings, the Company’s resulting capital structure and conditions in the financial markets at the time of such offerings.
Environmental Matters
The Company’s operations are subject to federal, state and local laws and regulations regarding water quality, hazardous and solid waste management, air quality control and other environmental matters.  These laws, rules and regulations require the Company to conduct its operations in a specified manner and to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals.  Failure to comply with environmental laws, rules and regulations may expose the Company to significant fines, penalties and/or interruptions in operations.  The Company’s environmental policies and procedures are designed to achieve compliance with such applicable laws and regulations.  These evolving laws and regulations and claims for damages to property, employees, other persons and the environment resulting from current or past operations may result in significant expenditures and liabilities in the future.  The Company engages in a process of updating and revising its procedures for the ongoing evaluation of its operations to identify potential environmental exposures and enhance compliance with regulatory requirements.
Florida Gas conducts assessment, remediation, and ongoing monitoring of soil and groundwater impact which resulted from its past waste management practices at its Rio Paisano and Station 11 facilities.  The liability is recognized in other current liabilities and in other deferred credits and in total amounted to $1.2 million and $1.4 million at December 31, 2011 and 2010, respectively. Amounts are not discounted because of uncertainty related to timing. Costs of $0.1 million, $0.1 million and $0.1 million were expensed during the years ended December 31, 2011, 2010 and 2009, respectively.  Florida Gas recorded the estimated costs of remediation to be spent after April 1, 2010 as a regulatory asset.  The balance of the regulatory asset was $0.9 million and $1.0 million at December 31, 2011 and 2010, respectively. See Note 12 – Regulatory Assets.
Future Regulatory Compliance Commitments
Air Quality Control. In August 2010, the United States Environmental Protection Agency (EPA) finalized a rule that requires reductions in a number of pollutants, including formaldehyde and carbon monoxide, for certain engines regardless of size at Area Sources (sources that emit less than ten tons per year of any one Hazardous Air Pollutant (HAP) or twenty-five tons per year of all HAPs) and engines less than 500 horsepower at Major Sources (sources that emit ten tons per year or more of any one HAP or twenty-five tons per year of all HAPs).  Compliance is required by October 2013.  It is anticipated that the limits adopted in this rule will be used in a future EPA rule that is scheduled to be finalized in 2013, with compliance required in 2016.  This future rule is expected to require reductions in formaldehyde and carbon monoxide emissions from engines greater than 500 horsepower at Major Sources.

CITRUS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Nitrogen oxides are the primary air pollutant from natural gas-fired engines. Nitrogen oxide emissions may form ozone in the atmosphere.  In 2008, the EPA lowered the ozone standard to seventy-five parts per billion (ppb) with compliance anticipated in 2013 to 2015.    In January 2010, the EPA proposed lowering the standard to sixty to seventy ppb in lieu of the seventy-five ppb standard, with compliance required in 2014 or later. In September 2011, the EPA decided to rescind the proposed lower ozone standard and begin the process to implement the 75 ppb ozone standard established in 2008.
In January 2010, the EPA finalized a 100 ppb one-hour nitrogen dioxide standard. The rule requires the installation of new nitrogen dioxide monitors in urban communities and roadways by 2013.  This new monitoring may result in additional nitrogen dioxide non-attainment areas. In addition, ambient air quality modeling may be required to demonstrate compliance with the new standard.
The Company is currently reviewing the potential impact of the August 2010 Area Source National Emissions Standards for Hazardous Air Pollutants rule, implementation of the 2008 ozone standard and the new nitrogen dioxide standard on operations and the potential costs associated with the installation of emission control systems on its existing engines.  The ultimate costs associated with these activities cannot be estimated with any certainty at this time, but the Company believes, based on the current understanding of the current and proposed rules, such costs will not have a material adverse effect on its consolidated financial position, results of operations or cash flows.
Other Commitments and Contingencies
Federal Pipeline Integrity Rules.  On December 15, 2003, the U.S. Department of Transportation issued a final rule requiring pipeline operators to develop integrity management programs to comprehensively evaluate their pipelines, and take measures to protect pipeline segments located in what the rule defines as high consequence areas (HCAs).  This rule resulted from the enactment of the Pipeline Safety Improvement Act of 2002.  The rule required operators to identify HCAs along their pipelines and to complete baseline integrity assessments, comprised of in-line inspection (smart pigging), hydrostatic testing or direct assessments, by December 2012.  Operators were required to rank the risk of their pipeline segments containing HCAs, assessments are generally conducted on the higher risk segments first.  In addition, some system modifications will be necessary to accommodate the in-line inspections.  As of December 31, 2011, Florida Gas had completed approximately 96 percent of the baseline risk assessments required to be completed by December 2012.  While identification and location of all the HCAs has been completed, it is not practicable to determine with certainty the total scope of required remediation activities prior to completion of the assessments and inspections.  The required modifications and inspections are currently estimated to be in the range of approximately $30 million to $40 million per year through 2012.
Leases.  The Company utilizes assets under operating leases in several areas of operations.  Rental expenses amounted to $4.8 million in 2011, $3.0 million in 2010 and $3.2 million in 2009.  Future minimum rental payments under the Company’s various operating leases for the years 2012 through 2016 are:  $2.5 million, $2.5 million, $2.9 million, $2.6 million and $2.7 million, respectively, and $6.7 million in total thereafter.
See Note 4 – Regulatory Matters for other potential contingent matters applicable to the Company.